As filed with the Securities and Exchange Commission on July 15, 2026.

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

authID Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	46-2069547
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1580 North Logan Street, Suite 660, Unit 51767

Denver, Colorado 80203

(516) 274-8700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Rhoniel A. Daguro

Chief Executive Officer

authID Inc.

1580 North Logan Street, Suite 660, Unit 51767

Denver, Colorado 80203

(516) 274-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen M. Fleming, Esq.

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

Tel: (516) 902-6567

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 15, 2026

PRELIMINARY PROSPECTUS

authID Inc.

Up to 4,637,852 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to 4,637,852 shares of common stock, par value $0.0001 per share (the “Common Stock”), of authID Inc. (“authID,” the “Company,” “we,” “our” or “us”), consisting of (i) up to 4,065,000 shares of Common Stock issuable upon the exercise of stock purchase warrants (the “April 2026 Warrants”) and (ii) up to 572,852 shares of Common Stock issued or issuable as fee shares (the “Fee Shares”), in each case issued or issuable to the Selling Stockholders in connection with the private placement that closed on April 29, 2026 described under “Prospectus Summary — The April 2026 Private Placement.” We refer to the shares of Common Stock issuable upon exercise of the April 2026 Warrants as the “Warrant Shares,” and to the Warrant Shares together with the Fee Shares as the “Registrable Securities.”

The Registrable Securities were issued, or are issuable, pursuant to a Securities Purchase Agreement dated as of April 29, 2026 (the “April 2026 Purchase Agreement”) and the related transaction documents, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder. We are registering the resale of the Registrable Securities to satisfy registration rights we granted to the Selling Stockholders. See “Prospectus Summary — The April 2026 Private Placement” and “Selling Stockholders.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Registrable Securities by the Selling Stockholders. We will, however, receive the proceeds of any cash exercise of the April 2026 Warrants. See “Use of Proceeds.”

The Selling Stockholders may sell or otherwise dispose of the Registrable Securities described in this prospectus in a number of different ways and at varying prices, including at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders may sell the Registrable Securities through ordinary brokerage transactions, directly to market makers of our shares, or through any other means described in the section entitled “Plan of Distribution.” We will bear all fees and expenses incident to our obligation to register the Registrable Securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Registrable Securities.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AUID.” On July 13, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.09 per share.

We are a “smaller reporting company” as defined under the federal securities laws and a non-accelerated filer, and have elected to comply with certain reduced public company reporting requirements.

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus, together with the risk factors contained in the documents incorporated by reference into this prospectus, before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is         , 2026.

You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and the documents incorporated by reference herein. Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different. The Selling Stockholders are offering to sell, and seeking offers to buy, the Registrable Securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Registrable Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, the terms “authID,” the “Company,” “we,” “our” and “us” refer to authID Inc. and its consolidated subsidiaries.

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a continuous offering process. Under this process, the Selling Stockholders may, from time to time, offer and sell the Registrable Securities described in this prospectus. We may also file a post-effective amendment to the registration statement that may contain material information relating to these offerings. The post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable post-effective amendment, you should rely on the information in the applicable post-effective amendment. Before purchasing any securities, you should carefully read this prospectus and any applicable post-effective amendment, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document.

ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus and in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Any forward-looking statement in this prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

iii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. This summary does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes and other information incorporated by reference herein, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, before making an investment decision.

Overview

authID Inc. ensures enterprises “Know Who’s Behind the Device”™ for every customer or employee login and transaction, through its easy-to-integrate, patented, biometric identity platform. authID powers biometric identity proofing, biometric authentication, and account recovery with a fast, accurate, user-friendly experience. With our PrivacyKey™ solution, authID provides highly accurate biometric authentication while storing no biometric data. authID’s goal is to stop fraud at onboarding, block deepfakes, prevent account takeover, and eliminate password risks and costs, through the faster, frictionless, and most accurate user identity experience demanded by today’s digital ecosystem.

Our cloud-based platform was developed with internally developed software as well as acquired and licensed technology, and provides the following core services: Biometric Identity Verification (Proof™); Biometric Identity Authentication (Verified™); PrivacyKey™ privacy-preserving biometrics; our Identity Exchange (IDX™) platform; and authID Mandate, our agentic AI security framework. A more detailed description of our business is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each of which is incorporated by reference into this prospectus.

The April 2026 Private Placement

On April 29, 2026, the Company closed a private placement (the “April 2026 Offering”) pursuant to the April 2026 Purchase Agreement with certain accredited investors (the “April 2026 Investors”). The Company issued and sold an aggregate of approximately $4,165,000 principal amount of its Senior Secured Debentures (the “April 2026 Debentures”) together with accompanying stock purchase warrants (the “April 2026 Warrants”). The April 2026 Offering was conducted on a best-efforts basis, with Madison Global Partners, LLC acting as the non-exclusive placement agent (the “Placement Agent”).

Debentures. The April 2026 Debentures are senior secured obligations of the Company, maturing six months from issuance (October 2026). The April 2026 Debentures do not bear interest. The obligations under the April 2026 Debentures are secured by a first-priority security interest in substantially all of the Company’s assets pursuant to a Security Agreement dated as of April 29, 2026, subject only to customary permitted liens. The April 2026 Debentures contain customary events of default and, upon an event of default, the principal amount becomes immediately due and payable at the holder’s election. The April 2026 Debentures contain a most-favored-nation provision with respect to subsequent financings and provide for automatic conversion or exchange into securities issued in a subsequent financing on substantially similar economic terms (subordinate in right of payment and priority to the security issued to the lead investor in the subsequent financing). The shares of Common Stock issuable upon any such conversion or exchange of the April 2026 Debentures are not being registered for resale under this prospectus.

Warrants. The Company issued April 2026 Warrants to purchase a number of shares of Common Stock equal to 100% of the principal amount invested by each April 2026 Investor (calculated as the principal amount divided by $1.00), at an exercise price of $1.50 per share. The April 2026 Warrants have a five-year term from issuance, are exercisable beginning six months after issuance, and include a cashless exercise provision. The April 2026 Warrants are subject to standard anti-dilution adjustments and contain a beneficial ownership limitation of 4.99% or 9.99% (or 19.99% in the case of one director) as elected by each individual April 2026 Investor.

Fee Shares. In addition to the April 2026 Debentures and April 2026 Warrants, the Company agreed to issue to the April 2026 Investors “Fee Shares” equal to 15% of the principal amount invested by each investor divided by $1.00 (or the Nasdaq Consolidated Closing Bid Price if the April 2026 Investor is a director of the Company).

Registration Rights. The Company entered into a Registration Rights Agreement with the April 2026 Investors (the “Registration Rights Agreement”) pursuant to which the Company agreed to register for resale the Warrant Shares and the Fee Shares within ten days of the 60-day anniversary of the closing date in the event the Company does not consummate a subsequent financing before then. The Company also granted the April 2026 Investors customary piggyback registration rights. The registration statement of which this prospectus forms a part is being filed to satisfy the Company’s obligations under the Registration Rights Agreement.

Nasdaq 19.99% Limitation. The aggregate number of shares of Common Stock issuable pursuant to the April 2026 Debentures (upon conversion or exchange) and as Fee Shares, together with the Warrant Shares (if applicable), may not exceed 19.99% of the Company’s outstanding Common Stock immediately prior to the date of the April 2026 Purchase Agreement without stockholder approval, in accordance with Nasdaq Listing Rule 5635. The number of Registrable Securities registered for resale under this prospectus is subject to this limitation.

The securities offered and sold in the April 2026 Offering were issued and sold in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. The April 2026 Investors represented that they are accredited investors within the meaning of Rule 501(a) of Regulation D. The foregoing description of the April 2026 Offering and the related transaction documents is qualified in its entirety by reference to the full text of those documents, which are filed as exhibits to, or incorporated by reference into, the registration statement of which this prospectus forms a part.

Corporate Information

We were incorporated in the State of Delaware on September 21, 2011, and changed our name from Ipsidy Inc. to authID Inc. on July 18, 2022. Our Common Stock is traded on the Nasdaq Capital Market under the symbol “AUID.” Our principal executive offices are located at 1580 North Logan Street, Suite 660, Unit 51767, Denver, Colorado 80203, and our telephone number is (516) 274-8700. We maintain a website at www.authid.ai. The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus and is intended for informational purposes only.

THE OFFERING

Common Stock offered by the Selling Stockholders	Up to 4,637,852 shares of Common Stock, consisting of (i) up to 4,065,000 Warrant Shares issuable upon exercise of the April 2026 Warrants and (ii) up to 572,852 Fee Shares, in each case subject to the 19.99% limitation under Nasdaq Listing Rule 5635 described elsewhere in this prospectus.

Common Stock outstanding prior to this offering	16,720,339 shares (as of July 8, 2026).

Common Stock outstanding after this offering (assuming exercise of all April 2026 Warrants)	20,785,339 shares.

Use of Proceeds	We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the Registrable Securities by the Selling Stockholders. We will, however, receive the proceeds of any cash exercise of the April 2026 Warrants. We intend to use any such proceeds for working capital and general corporate purposes. See “Use of Proceeds.”

Offering Price	The Selling Stockholders may sell all or a portion of the Registrable Securities at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus and the other information included in, or incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	“AUID”

The number of shares of Common Stock to be outstanding prior to this offering is based on 16,720,339 shares of Common Stock outstanding as of July 8, 2026, and excludes:

●	3,852,726 shares of Common Stock issuable upon the exercise of outstanding stock options;

●	1,531,328 shares of Common Stock issuable upon the exercise of outstanding warrants (other than the April 2026 Warrants);

●	the Warrant Shares issuable upon exercise of the April 2026 Warrants being registered for resale hereunder; and

●	shares of Common Stock issuable upon conversion or exchange of the April 2026 Debentures, which shares are not being registered for resale under this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks and uncertainties described below and the risk factors and other information contained in, or incorporated by reference into, this prospectus, including the risk factors set forth in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, as updated by our subsequent filings with the SEC. The risks and uncertainties described below and in the documents incorporated by reference are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. In that event, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Financial Condition

There is substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming we will continue as a going concern. As of March 31, 2026, we had an accumulated deficit of approximately $196.2 million and cash of approximately $1.2 million. For the three months ended March 31, 2026, we generated revenue of approximately $0.5 million, used approximately $3.4 million of cash to fund our operations, and incurred a net loss from operations of approximately $4.5 million. As a result of these factors, there is substantial doubt about our ability to continue as a going concern. In April 2026, we raised approximately $3.5 million of net proceeds, after expenses, from accredited investors through the sale of the April 2026 Debentures and accompanying April 2026 Warrants in the April 2026 Offering. Our continuation as a going concern is dependent upon our ability to obtain additional debt or equity financing, generate sufficient cash flows from operations, and otherwise execute our business plan. There is no assurance that we will be able to do so on acceptable terms, or at all. If we are unable to continue as a going concern, we may be required to curtail or cease operations, and investors could lose all or part of their investment.

We have a history of losses and may not be able to achieve profitability going forward.

We have incurred net losses in most of our quarters since our inception, and we expect to continue to incur net losses for the foreseeable future. We may incur losses in the future for a number of reasons, including the other risks described in, or incorporated by reference into, this prospectus, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. If we incur significant additional operating losses, our stock price may decline, perhaps significantly, and we will need to raise substantial additional capital in order to continue to operate, which will dilute existing stockholders, and such dilution may be significant. Additional capital may not be available on terms acceptable to us, or at all.

We need access to additional financing, which may not be available to us on acceptable terms, or at all.

Our growth-oriented business plan will require continued capital investment, and our research and development activities will also require continued investment. If we cannot access additional financing when we need it and on acceptable terms, our business, prospects, financial condition, operating results and ability to continue as a going concern will be adversely affected. To the extent we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our existing stockholders will be diluted, and the terms of any such securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include restrictive covenants limiting our ability to take specified actions.

Our indebtedness under the April 2026 Debentures is secured by substantially all of our assets, and we may be unable to repay the April 2026 Debentures at maturity.

The April 2026 Debentures are senior secured obligations of the Company, secured by a first-priority security interest in substantially all of our assets, and mature six months from issuance (October 2026). At maturity, the outstanding principal amount of the April 2026 Debentures will be due and payable in cash unless previously converted or exchanged in connection with a subsequent financing. We cannot assure you that we will have sufficient funds available at that time to repay the April 2026 Debentures. Our failure to pay the principal amount of the April 2026 Debentures at maturity, or the occurrence of other events of default, could result in the acceleration of our obligations and permit the holders to exercise remedies against the collateral securing the April 2026 Debentures, including substantially all of our assets, which could have a material adverse effect on our business, financial condition and results of operations and could require us to curtail or cease operations.

Our quarterly results are difficult to predict and may fluctuate significantly because we depend on a small number of large customer contracts.

We derive a substantial portion of our revenues from a small number of large customer contracts, and our sales cycle for major enterprise customers can be lengthy. As a result, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, substantial sales will occur in a given year, nor when, or at what rate, the ramp in sales of new products will occur. The loss of any one major customer, or a delay in the recognition of revenue from a major contract, could have a significant adverse effect on our revenue and financial condition. In some future quarters, our results may be below the expectations of securities analysts and investors, in which case the market price of our Common Stock may decline.

Risks Related to the April 2026 Private Placement, This Offering and Ownership of Our Common Stock

Sales of a substantial number of shares of our Common Stock by the Selling Stockholders, or the perception that such sales may occur, could cause the price of our Common Stock to decline.

This prospectus relates to the offer and resale, from time to time, of up to 4,637,852 shares of Common Stock by the Selling Stockholders, which represents a significant percentage of our outstanding Common Stock. The resale of all or a substantial portion of the Registrable Securities in the public market, or the perception that such sales could occur, could depress the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities. The Selling Stockholders may sell all, some or none of the Registrable Securities covered by this prospectus, and we cannot predict the timing or amount of any such sales or the effect that any such sales may have on the prevailing market price of our Common Stock. Because the Registrable Securities may have been acquired by the Selling Stockholders for prices substantially below the prevailing market price of our Common Stock, the Selling Stockholders may have an incentive to sell their shares, and may realize a profit on such sales even at times when other stockholders are experiencing losses.

The exercise of the April 2026 Warrants and the conversion or exchange of the April 2026 Debentures will dilute the ownership interests of our existing stockholders.

The issuance of the Warrant Shares upon exercise of the April 2026 Warrants, and the issuance of shares of Common Stock upon any conversion or exchange of the April 2026 Debentures in connection with a subsequent financing, will increase the number of shares of our Common Stock outstanding and will dilute the ownership interests, voting power and earnings per share of our existing stockholders. The extent of such dilution will depend on, among other things, the number of April 2026 Warrants exercised, the terms of any subsequent financing into which the April 2026 Debentures convert or exchange, and the prevailing market price of our Common Stock. Although the April 2026 Warrants are subject to beneficial ownership limitations and the issuances are subject to the 19.99% limitation under Nasdaq Listing Rule 5635, these provisions do not eliminate the risk of material dilution. In addition, the perception that such issuances and resales may occur could create a market overhang and exert downward pressure on the trading price of our Common Stock, which could make it more difficult for us to raise additional capital on favorable terms in the future.

We will not receive any proceeds from the resale of the Registrable Securities by the Selling Stockholders.

The Registrable Securities offered under this prospectus are being offered solely for the account of the Selling Stockholders. We will not receive any of the proceeds from the sale of the Registrable Securities by the Selling Stockholders. We will, however, receive the proceeds of any cash exercise of the April 2026 Warrants. To the extent the April 2026 Warrants are exercised on a cashless basis, if and when available, we will not receive any cash proceeds upon such exercise. There can be no assurance that any of the April 2026 Warrants will be exercised for cash, or at all.

The number of shares of Common Stock that may be issued and registered is limited by Nasdaq Listing Rule 5635, which may limit the number of Registrable Securities that may be sold under this prospectus.

Under the April 2026 Purchase Agreement and the related transaction documents, the aggregate number of shares of Common Stock issuable pursuant to the April 2026 Debentures (upon conversion or exchange) and as Fee Shares, together with the Warrant Shares (if applicable), may not exceed 19.99% of the number of shares of Common Stock outstanding immediately prior to the date of the April 2026 Purchase Agreement, unless we obtain stockholder approval in accordance with Nasdaq Listing Rule 5635. Accordingly, the number of Registrable Securities that may be issued and registered for resale under this prospectus is subject to this limitation, and we may be required to seek stockholder approval, or to register additional shares in one or more subsequent registration statements, in order to permit the issuance and resale of all of the Registrable Securities. There can be no assurance that any required stockholder approval will be obtained, and obtaining such approval may involve delay and expense.

The SEC may limit the number of Registrable Securities that may be registered for resale at one time.

Under Rule 415 under the Securities Act, the SEC may take the position that some or all of the resales of Registrable Securities covered by this prospectus do not qualify as secondary offerings eligible to be made on a delayed or continuous basis, or that one or more of the Selling Stockholders is acting as an underwriter or conduit for the Company. If the SEC takes such a position, we may be required to reduce, on a pro rata or other basis, the number of Registrable Securities included in this prospectus, to characterize one or more Selling Stockholders as underwriters, or to register the Registrable Securities in one or more subsequent registration statements. Any such limitation could delay or impair the ability of the Selling Stockholders to resell the Registrable Securities and could adversely affect the market price of our Common Stock.

The Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act.

The Selling Stockholders, and any broker-dealers or agents that are involved in selling the Registrable Securities on their behalf, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. As a result, any profits on the sale of the Registrable Securities by the Selling Stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act, and the Selling Stockholders may be subject to statutory liabilities, including, without limitation, under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We may be unable to maintain compliance with the continued listing standards of the Nasdaq Capital Market, and a delisting of our Common Stock could adversely affect the liquidity and market price of our Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market. We cannot assure you that we will be able to comply with the continued listing standards of the Nasdaq Capital Market, including the minimum bid price requirement and the minimum stockholders’ equity requirement. If we fail to satisfy the continued listing requirements, Nasdaq may take steps to delist our Common Stock. A delisting would likely have a negative effect on the price of our Common Stock and would impair the ability of our stockholders to sell or purchase our Common Stock when they wish to do so. In the event of a delisting, the liquidity and marketability of our Common Stock, including the Registrable Securities, would be reduced, and our ability to raise capital could be impaired.

The market price of our Common Stock has been volatile, and your investment could decline in value.

The market price of our Common Stock has experienced significant price and volume fluctuations. For example, during the three-year period ended December 31, 2025, the closing price of our Common Stock ranged from $0.86 to $11.95. Broad market and industry fluctuations, as well as general economic, political and market conditions, may adversely affect the market price of our Common Stock, regardless of our actual operating performance. As a result, you may not be able to resell your shares at or above the price you paid for them.

We do not anticipate paying any cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our Common Stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, investors should not rely on an investment in our Common Stock as a source of future dividend income.

USE OF PROCEEDS

This prospectus relates to the offer and resale of the Registrable Securities by the Selling Stockholders for their own respective accounts. We are not selling any securities under this prospectus, and we will not receive any of the proceeds from the sale of the Registrable Securities by the Selling Stockholders.

We will receive the proceeds of any cash exercise of the April 2026 Warrants. The April 2026 Warrants have an exercise price of $1.50 per share. Assuming the cash exercise in full of all of the April 2026 Warrants, we would receive aggregate gross proceeds of approximately $6,097,500. We cannot predict when or whether any of the April 2026 Warrants will be exercised, and it is possible that the April 2026 Warrants may expire and never be exercised. In addition, the April 2026 Warrants are exercisable on a cashless basis under certain circumstances, in which case we would not receive any cash proceeds upon exercise. We intend to use any net proceeds that we receive from the cash exercise of the April 2026 Warrants for working capital and general corporate purposes. We will have broad discretion in the way that we use any such proceeds. See “Risk Factors.”

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the Registrable Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the Registrable Securities covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AUID.” On July 13, 2026, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $1.09 per share.

Holders of Record

As of July 13, 2026, there were approximately 130 holders of record of our Common Stock. This number does not include beneficial owners whose shares are held in the names of brokers, dealers, banks and other nominees, in “street name.” The transfer agent and registrar for our Common Stock is Computershare.

Dividend Policy

We have never declared or paid any cash dividends on our Common Stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to declare and pay dividends, if any, will be made at the discretion of our board of directors and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant.

SELLING STOCKHOLDERS

This prospectus covers the offer and resale by the Selling Stockholders identified in the table below of up to 4,637,852 shares of Common Stock, consisting of the Warrant Shares issuable upon exercise of the April 2026 Warrants and the Fee Shares, in each case issued or issuable to the Selling Stockholders in connection with the April 2026 Offering described under “Prospectus Summary — The April 2026 Private Placement.” We are registering the Registrable Securities in order to permit the Selling Stockholders to offer and resell the Registrable Securities from time to time after the date of this prospectus.

Except as described in the footnotes to the table below or elsewhere in this prospectus, and except for the ownership of the securities issued in connection with the April 2026 Offering, none of the Selling Stockholders has had any material relationship with us or any of our affiliates within the past three years. The Selling Stockholders have not, and within the past three years have not had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as a result of their ownership of our securities, except as otherwise noted below. To our knowledge, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer, except as may be noted below.

The following table sets forth, with respect to each Selling Stockholder, based upon information available to us as of the date of this prospectus: (i) the number of shares of Common Stock beneficially owned prior to this offering; (ii) the maximum number of shares of Common Stock being offered by this prospectus; and (iii) the number of shares of Common Stock to be beneficially owned, and the percentage of our outstanding Common Stock represented thereby, assuming the sale of all of the Registrable Securities offered by the Selling Stockholder pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities, as well as any shares as to which the Selling Stockholder has the right to acquire beneficial ownership within 60 days. The number of shares in the second column reflects beneficial ownership determined without regard to the beneficial ownership limitations contained in the April 2026 Warrants.

Because each Selling Stockholder may sell all, some or none of the Registrable Securities covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Registrable Securities, we cannot estimate the number of Registrable Securities that will be sold by the Selling Stockholders or the number of shares of Common Stock that will be beneficially owned by the Selling Stockholders after completion of this offering. For purposes of the table below, we have assumed that, after completion of this offering, all of the Registrable Securities covered by this prospectus will have been sold and that none of the Registrable Securities will be held by the Selling Stockholders. A Selling Stockholder may sell or otherwise transfer Registrable Securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. See “Plan of Distribution.”

Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. The percentages of beneficial ownership in the table below are based on 16,720,339 shares of Common Stock issued and outstanding as of July 8, 2026.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering	% Owned Prior to Offering	Maximum Shares to be Sold in this Offering(1)		Shares Beneficially Owned After Offering	% Owned After Offering
Abrams Living Trust DTD 02-01-2000	21,666	*	115,000		6,666	*
African Pompano LP	62,500	*	57,500		55,000	*
Ankur Ahuja	3,000	*	23,000		0	*
Arthur H Lerner 2012 Irr Trust	131,083	*	132,250		113,833	*
Arthur H Lerner Revocable Trust	96,839	*	97,750		84,089	*
Sandra R. Katzman ~TR UA 01/10/2020 Marla Garchik 2020 Irrevocable Trust (2)	1,685,672	10.1%	1,120,482	(3)	1,565,190	9.3%
George Haywood	2,450	*	5,750		1,700	*
John Stout	538,500	3.2%	517,500		471,000	2.8%
Joseph Gibbons	78,333	*	115,000		63,333	*
Joshua Berkowitz	45,000	*	345,000		0	*
Ken Jisser(4)	191,521	1.1%	280,120	(3)	161,401	*
Michael Solomon	11,250	*	86,250		0	*
Nanda Mangal	68,333	*	115,000		53,333	*
Phillip Broenniman	79,303	*	230,000		49,303	*
Ricky Solomon	22,500	*	172,500		0	*
Scoggin International Fund Ltd.	75,000	*	575,000		0	*
Shaun Smith	20,000	*	115,000		5,000	*
Shellye Archambeau	17,850	*	17,250		15,600	*
Strata Holdings LLC	15,000	*	115,000		0	*
Taylor Hart	6,000	*	46,000		0	*
Toka Akiyama Banks	7,500	*	57,500		0	*
Yousan Holdings LLLP	157,827	*	287,500		120,327	*
Olivia Steele	1,500	*	11,500		0	*
Total			4,637,852

*	Represents less than 1% of our outstanding Common Stock.
(1)	Comprised of 87% April 2026 Warrants and 13% Fee Shares, except as otherwise noted below
(2)	Ms. Sandra R. Katzman, the trustee of the trust, has voting and dispositive control over all securities held by the trust. Ms. Marla Garchik is the beneficiary of the trust. Mr. Stephen Garchik, Mrs. Marla Garchik’s spouse, was a director of the Company until July 6, 2026.
(3)	Comprised of 89% April 2026 Warrants and 11% Fee Shares.
(4)	Mr. Jisser is a director of the Company. As a director, Mr. Jisser is an affiliate of the Company. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of the Registrable Securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440, and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Mr. Ken Jisser, one of the Selling Stockholders, is a director of the Company and, as a result, is an affiliate of the Company. Any sales of Registrable Securities by Mr. Jisser pursuant to this prospectus, or otherwise, are subject to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, including the reporting and short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the Selling Stockholders may be entitled to contribution. We may be indemnified by the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which all of the Registrable Securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144, or any other rule of similar effect, or (ii) the date on which all of the Registrable Securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Registrable Securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Registrable Securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Registrable Securities may not simultaneously engage in market-making activities with respect to our Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Registrable Securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Stockholder will sell any or all of the Registrable Securities registered pursuant to the registration statement of which this prospectus forms a part.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and certain provisions of our Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Amended and Restated By-laws (our “By-laws”) is a summary and is qualified in its entirety by reference to the full text of our Certificate of Incorporation and By-laws, copies of which are filed as exhibits to, or incorporated by reference into, the registration statement of which this prospectus forms a part, and by applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of July 8, 2026, there were 16,720,339 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Common Stock do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of, or provision for, our liabilities and the liquidation preference of any then-outstanding preferred stock. Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are, and the Warrant Shares and Fee Shares, when issued in accordance with their terms, will be, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series, in each case without further vote or action by our stockholders. The issuance of preferred stock could have the effect of decreasing the trading price of our Common Stock, restricting dividends on our capital stock, diluting the voting power of our Common Stock, impairing the liquidation rights of our capital stock, or delaying, deferring or preventing a change in control of our Company. As of the date of this prospectus, no shares of preferred stock are outstanding, and we have no present plan to issue any shares of preferred stock.

The April 2026 Warrants

A description of the material terms of the April 2026 Warrants is set forth under “Prospectus Summary — The April 2026 Private Placement.” The foregoing description is qualified in its entirety by reference to the form of April 2026 Warrant, a copy of which is filed as an exhibit to, or incorporated by reference into, the registration statement of which this prospectus forms a part.

Anti-Takeover Effects of Delaware Law and Our Charter Documents

Certain provisions of the DGCL and of our Certificate of Incorporation and By-laws could have the effect of delaying, deferring or discouraging another party from acquiring control of us. We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder (generally, a person that, together with its affiliates, owns 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, the ability of our board of directors to designate and issue preferred stock without further stockholder approval, as described above, could be used to make a change in control of the Company more difficult.

Exclusive Forum

Our By-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of ours to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our By-laws; and (iv) any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. There is uncertainty as to whether a court would enforce this provision, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “AUID.”

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Fleming PLLC, New York, New York.

EXPERTS

The consolidated financial statements of authID Inc. as of and for the years ended December 31, 2025 and 2024 incorporated by reference into this prospectus and the registration statement of which it forms a part have been so incorporated by reference in reliance upon the report of Cherry Bekaert LLP, our independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. The report of Cherry Bekaert LLP incorporated by reference into this prospectus contains an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

MATERIAL CHANGES

Except as disclosed elsewhere in this prospectus or in the documents incorporated by reference herein, no material changes have occurred in our affairs since December 31, 2025, the end of the most recent fiscal year for which audited financial statements were included in our Annual Report on Form 10-K incorporated by reference into this prospectus, that have not been described in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed under the Exchange Act.

On April 29, 2026, we closed the April 2026 Offering described under “Prospectus Summary — The April 2026 Private Placement,” which we reported in our Current Report on Form 8-K filed with the SEC on May 1, 2026. There continues to be substantial doubt about our ability to continue as a going concern, as described under “Risk Factors” and in the documents incorporated by reference into this prospectus.

The Company held its Annual Meeting on July 6, 2026 virtually by conference call and live stream. Of the 16,132,487 shares of Common Stock outstanding on May 7, 2026, the record date, 9,258,448 shares were represented at the Annual Meeting, in person or by proxy, constituting a quorum. The proposals considered at the Annual Meeting are described in detail in the Proxy Statement. The proposals approved included the election of all directors nominated, the ratification of the appointment of the auditors and the ratification of the 2026 Equity Incentive Plan.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Registrable Securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding issuers, including authID Inc., that file electronically with the SEC. The address of that website is www.sec.gov. We also maintain a website at www.authid.ai, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that can be accessed through, our website is not a part of, and is not incorporated by reference into, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) after the date of the initial registration statement and prior to the effectiveness of the registration statement, and on or after the date of this prospectus until the offering of the Registrable Securities covered by this prospectus has been completed or this offering is otherwise terminated:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 14, 2026;

●	our Current Reports on Form 8-K filed with the SEC on March 31, May 1, May 11, May 14 and July 7, 2026 (including our Current Report on Form 8-K filed on May 1, 2026 reporting the April 2026 Offering) (in each case, other than information furnished and not filed); and

●	the description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC, including any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: authID Inc., Attention: General Counsel, 1580 North Logan Street, Suite 660, Unit 51767, Denver, Colorado 80203, telephone: (516) 274-8700.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the registration of the Registrable Securities being registered hereby. All of the amounts shown are estimates, except for the SEC registration fee. The Selling Stockholders will not bear any portion of these expenses.

SEC registration fee	$762.18
Accounting fees and expenses	$5,000.00
Legal fees and expenses	$25,000.00
Transfer agent and registrar fees	$1,000.00
Miscellaneous expenses	$5,000.00
Total	$36,762.18

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware. Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard applies in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, subject to certain exceptions. Our Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

Our By-laws provide that we will indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any and all expenses and liabilities incurred or paid by such director or officer in connection with any proceeding to which such director or officer is, or is threatened to be made, a party or participant by reason of his or her corporate status, subject to the conditions and limitations set forth in the By-laws. Our By-laws also provide that we will, to the extent required by the By-laws, pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification. The indemnification rights provided in our By-laws are not exclusive of any other rights to which a person seeking indemnification may be entitled under any statute, provision of our Certificate of Incorporation, agreement, vote of stockholders or disinterested directors, or otherwise.

We have entered into, or may enter into, indemnification agreements with our directors and officers. We also maintain directors’ and officers’ liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding securities sold or issued by us within the past three years that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. None of these transactions involved any underwriters or any public offering, and we believe that each of these transactions was exempt from the registration requirements of the Securities Act as described below. No general solicitation or general advertising was used in connection with any of these transactions.

April 2026 Private Placement

On April 29, 2026, we closed the April 2026 Offering pursuant to the April 2026 Purchase Agreement with the April 2026 Investors, in which we issued and sold an aggregate of approximately $4,165,000 principal amount of April 2026 Debentures together with accompanying April 2026 Warrants, and agreed to issue the Fee Shares. The April 2026 Debentures are senior secured obligations maturing six months from issuance, do not bear interest, and are secured by a first-priority security interest in substantially all of our assets. The April 2026 Warrants are exercisable for a number of shares of Common Stock equal to 100% of the principal amount invested by each investor (calculated as the principal amount divided by $1.00), at an exercise price of $1.50 per share, for a five-year term, exercisable beginning six months after issuance, and include a cashless exercise provision. The Fee Shares are equal to 15% of the principal amount invested by each investor divided by $1.00 (or the Nasdaq Consolidated Closing Bid Price if the investor is a director of the Company). Madison Global Partners, LLC acted as non-exclusive placement agent in connection with the April 2026 Offering and received, or is entitled to receive, customary cash compensation and placement agent warrants. The securities issued in the April 2026 Offering were issued and sold in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Each April 2026 Investor represented that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D.

All the offers and sales of securities listed above were made to accredited investors. The issuance of the above securities is exempt from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated thereunder.

Director & Executive Officer Stock Option Grants

On August 15, 2023, the Company made a grant of options to Mr. Sellitto to acquire 50,000 shares of common stock at an exercise price of $8.87 per share, exercisable for a period of ten years, vesting subject to achievement of performance and service conditions.

On December 21, 2023, the Company granted Mr. Szoke and Mr. Sellitto options to acquire 5,000 and 7,000 shares of common stock, respectively, at an exercise price of $9.25 per share, exercisable for a period of ten years, vesting over twelve months.

On May 20, 2024, the Company made a grant of options to Mr. Mehta to acquire 13,282 shares of common stock at the exercise price of $7.78 and exercisable for a period of ten years, subject to achievement of service conditions.

On August 13, 2024, the Company made a grant of options to each of Messrs. Mehta, Jisser, Koehneman, Thompson and to Ms. White to acquire 15,627 shares of common stock. Each such option is at the exercise price of $8.67 per share, exercisable for a period of ten years, vesting over a period of twelve months.

On November 12, 2024, the Company made a grant of options to Mr. Erick Soto to acquire 100,000 shares of common stock at an exercise price of $6.94, exercisable for a period of ten years, vesting over a period of thirty-six months.

On June 4, 2025, the Company made grants of options to Mr. Edward Sellitto to acquire 45,000 shares of common stock, to Mr. Thomas Szoke to acquire 33,000 shares of common stock, to Mr. Rhoniel Daguro to acquire 10,000 shares of common stock and to Mr. Erick Soto to acquire 1,000 shares of common stock. All grants were made at the exercise price of $5.35 and are exercisable for a period of ten years, vesting over a period of twelve months.

On September 4, 2025, the Company made a grant of options to each of Messrs. Mehta, Jisser, Koehneman, Garchik, Venkataraman, Shevelyov, Menghani and to Ms. White to acquire 38,024 shares each of common stock. Each such option is at the exercise price of $3.90 per share, exercisable for a period of ten years, vesting over a period of twelve months.

On September 4, 2025, the Company made a grant of options to each of Messrs. Garchik, Venkataraman, Shevelyov, Menghani to acquire 12,500 shares of common stock at the exercise price of $3.90 and exercisable for a period of ten years, vesting over a period of three years.

On May 27, 2026 the Company made grants of options to Mr. Rhoniel Daguro to acquire 650,248 shares of common stock, to Mr. Thomas Szoke to acquire 113,000 shares of common stock, to Mr. Ed Sellitto to acquire 112,000 shares of common stock and to Mr. Erick Soto to acquire 15,000 shares of common stock each at an exercise price of $1.24 and exercisable for a period of ten years, vesting over a period of twelve months.

Other Stock Option Grants.

During the year ended December 31, 2023, the Company granted a total of 100,000 options to certain new employees at exercise prices ranging from $6.13 per share to $9.85 per share.

In addition, the Company issued options by way of Inducement Grants to new employees, which are outside the approved Plans, pursuant to Nasdaq Listing Rule 5635(c)(4).

During the year ended December 31, 2024, the Company granted a total of 200,000 such options to certain new employees at exercise prices ranging from $5.99 per share to $9.61 per share.

During the year ended December 31, 2025, the Company granted a total of 30,000 such options to a new employee at an exercise price of $5.89 per share.

On May 27, 2026 the Company made grants of options to acquire 394,500 shares of common stock to various employees of the Company under the 2026 Equity Incentive Plan, subject to approval of the shareholders which was adopted at the 2026 Annual Meeting. Each option is at an exercise price of $1.24 and exercisable for a period of ten years, vesting over a period of twelve months.

All the offers and issuances of shares and options to officers, directors, employees, consultants and advisors, listed above are exempt from registration pursuant to Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index below.

(b) Financial Statement Schedules.

All financial statement schedules have been omitted because they are not applicable, not required, or the required information is otherwise included in the financial statements or the notes thereto incorporated by reference into this registration statement.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated certificate if Incorporation (Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on March 23, 2021).
3.2	Amended and Restated By-laws of authID Inc. (Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on July 19, 2022).
3.3	Certificate of Amendment dated June 14, 2021 (Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on June 15, 2021)
3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation as of July 18, 2022 (Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on July 19, 2022)
3.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation as of September 20, 2022 (Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on September 21, 2022)
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated June 26, 2023 (Incorporated by reference to the Form 8-K Current Report filed with the Securities Exchange Commission on June 27, 2023)
3.7	Certificate of Amendment to the Certificate of Incorporation (Incorporated by reference to the Form 10-Q Quarterly Report filed with the Securities Exchange Commission on November 7, 2024)
4.1	Form of Stock Purchase Warrant (April 2026 Offering) (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed May 1, 2026).
4.2	Form of Senior Secured Debenture (April 2026 Offering) (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 1, 2026).
5.1*	Opinion of Fleming PLLC.
10.1	Form of Securities Purchase Agreement, dated April 29, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 1, 2026).
10.2	Form of Security Agreement, dated April 29, 2026 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed May 1, 2026).
10.3	Form of Registration Rights Agreement, dated April 29, 2026 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed May 1, 2026).
23.1*	Consent of Cherry Bekaert LLP.
23.2*	Consent of Fleming PLLC (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this registration statement).
107*	Filing Fee Table.

*	Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on July 15, 2026.

authID Inc.

By:	/s/ Rhoniel A. Daguro
Name:	Rhoniel A. Daguro
Title:	Chief Executive Officer

By:	/s/ Edward C. Sellitto
Name:	Edward C. Sellitto
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rhoniel A. Daguro and Edward C. Sellitto, and each of them, acting alone and without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any related registration statement filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rhoniel A. Daguro	Chief Executive Officer and Director	July 15, 2026
Rhoniel A. Daguro	(Principal Executive Officer)

/s/ Edward C. Sellitto	Chief Financial Officer	July 15, 2026
Edward C. Sellitto	(Principal Financial and Accounting Officer)

/s/ Ken Jisser	Director	July 15, 2026
Ken Jisser

/s/ Michael L. Koehneman	Director	July 15, 2026
Michael L. Koehneman

/s/ Kunal Mehta	Director	July 15, 2026
Kunal Mehta

/s/ Ram Menghani	Director	July 15, 2026
Ram Menghani

/s/ Jacqueline L. White	Director	July 15, 2026
Jacqueline L. White